Exhibit 2.2.

AMENDMENT TO ASSET PURCHASE AGREEMENT OR OVERBID TO ASSET

PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT OR OVERBID TO ASSET PURCHASE AGREEMENT (‘‘Amendment”), dated as of November 26, 2013, is delivered by 22nd Century Group, Inc., a corporation organized and existing under the laws of the State of Nevada with its principal office located at                                                      , Clarence, NY          (“High Bidder”), to Todd A. Robinson, not individually, but as Trustee in the Chapter 7 bankruptcy case of PTM Technologies, Inc. (“Seller”).

RECITALS:

WHEREAS, an Asset Purchase Agreement (“Agreement”), dated as of October 30, 2013, was made and entered into by and between 22nd Century Group, Inc., a corporation organized and existing under the laws of the State of Nevada with its principal office located at 9530 Main Street, Clarence, NY 14031 (“Century”), and Seller. A copy of the Agreement is attached hereto as an exhibit. Ettin Group, LLC (“Ettin”) executed and delivered an overbid thereto dated November 21, 2013 providing for an increased bid of $3,170,000.00; and

WHEREAS, the United States Bankruptcy Court for the Middle District of North Carolina allowed competitive bidding by and between Century and Ettin on November 26, 2013 at which time High Bidder presented the highest bid, and Seller requested this Amendment to reflect the increased price to be paid to Seller.

WITNESSETH:

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the High Bidder covenants and agrees as follows:

1.           High Bidder offers to purchase the Assets as described in the Agreement for the increased purchase price of $ 3,220,000.00 and otherwise on the terms set forth in the Agreement.

2.           With the exception of the purchase price under the Agreement, which shall be as set forth in the preceding paragraph, High Bidder commits to all other terms and conditions set forth in the Agreement and offers, covenants and agrees to perform in accordance with such terms and conditions in the Agreement.

IN WITNESS WHEREOF, the High Bidder has executed these presents as of the day and year first above written.

22nd Century Group, Inc.

By	/s/ William F. Savino
Its	attorney